SECOND AMENDMENT TO LEASE AGREEMENT
THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into on this 16th day of September, 2016, by and between BG SCENIC POINT OFFICE 2, L.C., a Utah limited liability company (the “Landlord”), and HEALTHEQUITY, INC., a Delaware corporation (the “Tenant”).
RECITALS:
A.Landlord and Tenant entered into that certain Lease Agreement dated May 15, 2015, which was amended by that certain First Amendment to Lease Agreement dated November 3, 2015 (as amended, collectively, the “Lease”), pursuant to which Landlord leased to Tenant the second (2nd) and third (3rd) floors of the Building (as defined in the Lease) (the “Existing Leased Premises”).
B.    Pursuant to Section 1.5 of the Lease, Landlord granted to Tenant a right of first refusal with respect to the first floor of the Building.
C.    Landlord presented to Tenant an offer to lease the first floor of the Building containing 23,206 square feet more particularly shown on Exhibit “A” attached hereto (the “Third Expansion Premises”) and Tenant has elected to exercise Tenant’s rights of first refusal with respect to the Third Expansion Premises.
D.    Landlord and Tenant are entering into this Amendment for purposes of adding the Third Expansion Premises to the Existing Leased Premises and to set forth the rentable square feet and the useable square feet of the Leased Premises and desire to amend the Lease to reflect such agreements, among other things.
AGREEMENT:
NOW, THEREFORE, for the foregoing purposes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.    Recitals; Defined Terms. The Recitals set forth above are incorporated herein and into the Lease by reference. Capitalized terms used but not defined herein shall have their meanings set forth in the Lease.
2.    Addition of Third Expansion Premises. The Third Expansion Premises is hereby added to and included in the definition of “Leased Premises” for all purposes under the Lease and all provisions of the Lease applicable to the Existing Leased Premises will apply to the Third Expansion Premises except as follows:
(a)    The Rentable Square Feet of the Third Expansion Premises is 23,206 Rentable Square Feet;

(b)    The Tenant Improvement Allowance for the Third Expansion Premises is an amount equal to Fifty dollars ($50.00) per useable square foot of the Third Expansion Premises and shall be distributed to Tenant to pay for tenant improvements to the Third Expansion Premises in accordance with the procedure set forth in the Lease, including, without limitation, the requirements set forth in Exhibit “C” to the Lease;
(c)    Tenant shall, subject to the provisions of subsection 1(e) of this Amendment, commence paying Basic Annual Rent with respect to the Third Expansion Premises on February 1, 2017 (the “Third Expansion Premises Rent Commencement Date”) at the rate specified in subsection 1(d) of this Amendment;
(d)    Basic Annual Rent with respect to the Third Expansion Premises is initially $24.50 per rentable square foot of the Third Expansion Premises. Commencing on the first anniversary of the Third Expansion Premises Rent Commencement Date and on each anniversary of the Third Expansion Premises Rent Commencement Date thereafter, Basic Annual Rent for the Third Expansion Premises shall escalate using a two and one-half of one percent (2.5%) annually compounded rate;
(e)    Tenant shall be entitled to an abatement of Basic Annual Rent with respect to the Third Expansion Premises in an amount equal to seven (7) full months of Basic Annual Rent payable with respect to the Third Expansion Premises, which abatement shall be applied to the period commencing on the Third Expansion Premises Rent Commencement Date and until such abatement has been entirely applied; and
(f)    Notwithstanding the provisions of Article IV of the Lease to the contrary, with respect to the Third Expansion Premises only, Tenant shall be only obligated to pay for Tenant’s Full Service Proportionate Share of the Common Area Expense Increase. For purposes of this subsection (f):
(i)    “Base Year” means the 2017 calendar year;
(ii)    “Common Area Expense Increase” means the amount of the increase in Common Area Expenses in a particular calendar year over Common Area Expenses for the Base Year, excluding the costs of any utilities which are separately metered and paid directly by Tenant;
(iii)    “Tenant’s Full Service Proportionate Share” shall mean 30.942%;
(iv)    “Third Expansion Premises Estimated Costs” means Landlord’s estimate of Tenant’s Full Service Proportionate Share of Common Area Expenses Increase for a particular calendar year, excluding costs of electricity and HVAC services, which will be separately metered and billed to Tenant.
The amounts payable by Tenant under this subsection (1)(f) are “Additional Rent” for all purposes under the Lease. Except as expressly modified by this subsection 1(f), the provisions of Article IV of the Lease will apply to the Third Expansion Premises. The Third

Expansion Premises Estimated Costs shall be payable at the same time as “Estimated Costs” are payable with respect to the Existing Leased Premises. Tenant shall continue to pay for Common Area Expenses with respect to the Existing Leased Premises as provided in Article IV of the Lease.
3.    Amendment to Square Feet Measurements. Landlord and Tenant hereby agree that (a) the Rentable Square Feet of the Building is 75,000 square feet, (b) the Rentable Square Feet of the Leased Premises is 75,000 square feet consisting of 25,897 square feet located within the First Expansion Premises, 25,897 square feet located in the Second Expansion Premises and 23,206 Rentable Square Feet located in the Third Expansion Premises, (c) the usable square feet of the Leased Premises is 68,114 square feet consisting of 23,514 useable square feet in the First Expansion Premises, 23,553 useable square feet located in the Second Expansion Premises, and 21,047 useable square feet located in the Third Expansion Premises. All references in the Lease to rentable square feet of the Building and/or the Leased Premises shall be modified to correspond to the measurements set forth in this Section 2 of this Amendment. Without limiting the generality of the foregoing, Tenant’s Proportionate Share of Common Area Expenses for the First Expansion Premises and Second Expansion Premises is 69.058%. Tenant shall be entitled, at no additional cost or expense, to additional parking for the Third Expansion Premises in accordance with the formula set forth in Section 20.3 of the Lease and additional access cards in accordance with Section 7.1(e) of the Lease.
4.    Amendment to Section 2.2. Section 2.2 of the Lease is hereby deleted in its entirety and replaced with the following:
“2.2    Commencement Date    . The term of this Lease commenced on July 1, 2016 and shall expire on March 31, 2027 (the date which is 129 full calendar months plus the partial calendar month, if any, occurring after the Commencement Date), and is subject to extension as expressly set forth in this Lease.”
5.    Amendment to Section 6.1. Section 6.1 of the Lease is hereby deleted in its entirety and replaced with the following:
“6.1 Use of Leased Premises. The Leased Premises shall be used and occupied by Tenant for general office purposes consistent with a Class “A” office building, any uses ancillary or incidental thereto, a call center or for a day care/education facility for children (the “Child Care Facility”) primarily for Tenant’s employees and their spouses, partners, significant others, children and other dependents. The Child Care Facility may, subject to Tenant obtaining all approvals as required by applicable laws, include space typical of a day care including classrooms, outdoor fenced play area and equipment in an area to be mutually agreed between Landlord and Tenant, kitchen, and any other typical use associated with an education or day care facility. No other uses will be permitted without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the above, Tenant acknowledges and agrees that, as between Tenant and Landlord, the use of the Leased Premises as a Child Care Facility is subject to the following:

(a)     Tenant shall be responsible, at Tenant’s sole cost and expense, for obtaining all required approvals from all applicable federal, state, county, municipal and other agencies or authorities, including, without limitation, any necessary approvals from the applicable health and/or fire departments, permits required in connection with any venting or other air-removal/circulation system, and any required fire-suppression systems, copies of such approvals shall be delivered to Landlord prior to Tenant’s installation of any Alterations in the Leased Premises in connection with such Child Care Facility uses;
(b)    Tenant shall be responsible, at Tenant’s sole cost and expense, for complying with all applicable governmental laws, ordinances, regulations, and requirements, now in force or which hereafter may be in force, of any lawful governmental body or authorities having jurisdiction over the Leased Premises, for the operation of the Child Care Facility, including, without limitation, all licensing and inspections required for the Child Care Facility;
(c)    If the use of the Leased Premises for the Child Care Facility requires any Alterations (specifically including, without limitation, in connection with the installation of any venting or other air-removal/circulation system or a grease trap), Tenant shall be solely responsible for all costs incurred in connection therewith, and such Alterations shall be subject to the provisions of Section 8.3 of the Lease;
(c)    Any taxes, assessments, charges or fees on equipment for Child Care Facilities, including, without limitation, any kitchen equipment or sales tax shall be paid by Tenant in addition to other amounts payable by Tenant hereunder;
(d)    Any uses for utilities which are in excess of normal operating uses for offices, including, without limitation, those relating to a kitchen, kitchen equipment and kitchen area, or supplemental heating or cooling requirements, may, at Landlord’s option, be sub-metered and billed separately to Tenant and shall be paid by Tenant in addition to other amounts payable by Tenant hereunder;
(e)    Notwithstanding the provisions of Exhibit “I” to the contrary, utilities, janitorial, maintenance and waste removal for the Child Care Facility will exceed normal office usage. Tenant will pay additional charges above Basic Annual Rent (and in additional to reimbursement of Common Area Expenses) for the following: (i) kitchen electricity usage as defined in the Lease, (ii) waste and recycling removal beyond $.03 gross square foot annually, (iii) janitorial and cleaning services for the server and kitchen back of house areas, (iv) maintenance for all kitchen equipment, hoods, exhaust fans, make-up air units, grease trap, grease duct etc., (v) cleaning and inspections for grease trap, hoods, grease duct, fire suppression systems etc., (vi) permits and fees associated with ongoing kitchen operations including all health department permits, and sewer district inspections; and

(f)    Tenant shall not be permitted to install any signage which is visible from the outside of the Building relating to the Child Care Facility, provided, however, a small sign with the name of the Child Care Facility may be permitted on the back side of the Building with the approval of Landlord, such approval to not be unreasonably withheld.
6.    Omnibus Amendment. Any and all other terms and provisions of the Lease are hereby amended and modified wherever necessary, and even though not specifically addressed herein, so as to conform to the amendments set forth in the preceding paragraphs. Except as expressly modified and amended hereby, all other terms and conditions of the Lease shall continue in full force and effect.
7.    Broker. Landlord and Tenant each represent to the other that it has had no dealings with any real estate broker, agent or finder in connection with the negotiation of this Amendment, except for Lora Munson of Coldwell Banker Commercial (“Broker”), and that they know of no other real estate broker, agent or finder who is entitled to a commission or finder’s fee in connection with this Amendment. Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, equivalent compensation alleged to be owing on account of the indemnifying parties’ dealings with any real estate broker, agent or finder other than the Broker. The terms of this Section 7 will survive the expiration or earlier termination of the Lease Term.
8.    Headings. The captions and headings of the various sections of this Amendment are for convenience only and are not to be construed as defining or as limiting in any way the scope or intent of the provisions hereof. Wherever the context requires or permits, the singular shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable.
9.    Entire Amendment. This Amendment contains all Amendments between the Landlord and Tenant with respect to the matters set forth herein, and no Amendment not contained herein shall be recognized by Landlord and Tenant. In the event of any amendment or modification of this Amendment, the amendment or modification shall be in writing signed by Landlord and Tenant in order to be binding upon Landlord and Tenant. This Amendment is only for the benefit of Landlord and Tenant, and no third party shall be entitled to rely on the provisions of this Amendment. In the event of a conflict between the provisions of this Amendment and the Lease, the provisions of this Amendment shall control.
10.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original. An executed counterpart of this Amendment transmitted by facsimile shall be equally as effective as a manually executed counterpart.
11.    Authority. Each individual executing this Amendment does thereby represent and warrant to each other person so signing (and to each other entity for which such other person may be signing) that he or she has been duly authorized to deliver this Amendment in the capacity and for the entity set forth where she or he signs.
{Signature Page Follows}

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	BG SCENIC POINT OFFICE 2 L.C., a Utah limited liability company, by its manager

The Boyer Company, L.C., a Utah limited liability company

By:	_______________________ Name: Title: Manager

TENANT:	HEALTHEQUITY, INC., a Delaware corporation

By:
Name: __________________________
Title: ___________________________

Exhibit “A”

Depiction of Third Expansion Premises